Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 28, 2005, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-124349) and related Prospectus of Website Pros, Inc. dated August 4, 2005 for the registration of its common stock.

We also consent to the use of our report dated March 25, 2005 (except Note 11, as to which the date is April 22, 2005), with respect to the financial statements of Leads.com, Inc. and our report dated June 30, 2005 with respect to the financial statements of E.B.O.Z., Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-124349) and related Prospectus of Website Pros, Inc. dated August 4, 2005 for the registration of its common stock.

/s/ Ernst & Young LLP

Jacksonville, FL

July 28, 2005